Exhibit 10.9

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is between Southcross Energy GP, LLC, (the “Company”), and J. Michael Anderson (the “Employee”) and is effective as of April 2, 2012 (the “Effective Date”).

WHEREAS, Employee accepted employment with the Company pursuant to an offer letter dated January 17, 2012 (the “Offer Letter”) and Employee is employed as an at-will employee of Company;

WHEREAS, on April 20, 2012, Southcross Energy Partners, L.P. (“SEP”), an affiliate of Company, filed a Registration Statement on Form S-1, File No. 333-180841, with the Securities and Exchange Commission (as the same may be amended, the “Registration Statement”), pursuant to which it is proposed that SEP offer and sell partnership units to the public in an initial public offering (the “IPO”);

WHEREAS, although management of Southcross Energy LLC (“Southcross”) and Company currently contemplate effectuating the IPO as contemplated by the Registration Statement, certain third parties may express an interest in entering into a transaction with Southcross or certain of its affiliates prior to the consummation of the IPO; and

WHEREAS, the Parties mutually desire to enter into this Agreement to provide an incentive for Employee to remain an employee of Company prior to the consummation of the IPO;

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1.             Definitions.  The following terms when used herein shall have the meanings set forth below.

(a)           “Bonus” means two times the annual target amount of the bonus, expressed as a percent of Base Salary, for which Employee is eligible under the Annual Bonus Plan sponsored by the Company.

(b)           “Base Salary” means the annual base salary of Employee in effect as of the date on which this Agreement is executed, which amount does not include any bonus, commission, incentive pay, overtime, equity compensation grants or exercises, auto or travel allowance, or other similar payments or compensation.

(c)           “Cause” means, the Employee’s (i) failure to satisfactorily perform Employee’s material duties or to devote Employee’s full time and effort to Employee’s position; (ii) violation of any material Company policy that remains unremedied after reasonable notice to cure the violation; (iii) failure to follow lawful directives from the Company’s CEO, President, Executive Vice President, the Board of Directors, or Employee’s direct supervisor, (iv) negligence or material misconduct; (v) dishonesty or fraud; or (vi) felony conviction.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

(e)           “General Release Agreement” means an agreement to be executed by Employee as a precondition to receipt of the termination payments as set forth below that provides, among other things, for a comprehensive release of all claims Employee may have against the Company, its subsidiaries and affiliates, and its officers, directors, employees, and agents, an agreement not to solicit Company employees for a period of one year following the Termination Date, and an agreement to maintain the confidentiality of the Company’s confidential and proprietary information.

(f)            “Good Reason” means (i) a material change in Employee’s job duties and responsibilities; (ii) a reduction in Employee’s compensation unless the reduction applies to all Company employees employed at similar levels; or (iii) a change in the location that Employee regularly works of more than twenty-five (25) miles.

(g)           “Sale Event” means any of the following events: (i) a merger or consolidation of Southcross with or into another entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated entity immediately following such event is held by persons or entities who were members of Southcross immediately prior to such event), (ii) the sale, license or transfer of all or substantially all of the properties and assets of Southcross and/or its subsidiaries, (iii) any acquisition by any person or entity (or group of affiliated or associated persons or entities) of beneficial ownership of a majority of the voting securities of Southcross or any material subsidiary (whether or not newly issued voting securities) in single transaction or series of related transaction, (iv) the redemption or repurchase of membership units in Southcross representing a majority of the voting power of the outstanding Units or (v) any other transaction, or series of related transactions, that results in a change of control of 50% or more of the outstanding voting power of Southcross; provided, however, for the avoidance of doubt, the following shall not constitute a “Sale Event:” (A) the IPO and/or (B) any transaction or series of related transactions effectuated by Southcross, SEP, the Company or any of their respective affiliates directly or indirectly in connection with or contemplated by the IPO or the Registration Statement filed by SEP.

(h)           “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) or any successor there, shall mean the date Employee retires, dies, or otherwise has a termination of employment.

(i)            “Severance Payment” means an amount equal to 24 months of Employee’s annual Base Salary, including any payments received or due under any other severance agreement.

(j)            “Termination Date” means the date on which Employee’s employment with the Company involuntarily ends and shall have the meaning of “involuntary separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) or any successor.

2.             Term of Agreement.  This Agreement shall commence on the Effective Date and remain in effect for a period of 12 months following a Sale Event (the “Term”).  After the Term, this Agreement shall be null and void and neither party shall have any obligations under this Agreement.

3.             Termination Payments and Benefits.

(a)           Reason other than Sale Event.  In the event of a Separation from Service for any reason other than a termination due to a Sale Event, including a termination with cause or a resignation for any reason, Employee shall be entitled to Employee’s Base Salary earned through the date of termination.

(b)           Termination.  In the event that Employee has a Separation from Service within 12 months of a Sale Event, Employee shall be entitled to the following benefits:

(i)            Base Salary through the date of termination

(ii)           the Bonus

(iii)          the Severance Payment and,

(iv)          reimbursement for the cost of COBRA coverage for 18 months

(c)           Conditions to Receipt of Severance Payment and other benefits.  Employee shall not be entitled to receive the benefits described in Section 3(b) or any portion thereof:

(i)            if Employee’s employment terminates for any reason other than a termination by the Company without Cause or a resignation by Employee for Good Reason, including, without limitation, a termination by the Company for Cause or resignation for other than Good Reason; and

(ii)           unless Employee has, within 46 days of the date on which Employee otherwise becomes entitled to payment, executed the General Release Agreement (in a form substantially similar to the attached form) and, if applicable, has not thereafter revoked the release.  The Company shall pay Employee the Severance Payment, or any portion thereof earned by Employee on the first regularly scheduled payday following the eighth day on which Employee executes and does not revoke the General Release Agreement required by this Agreement as a condition precedent to any payment.

(d)           Timing of Severance Payment.  Assuming that the conditions to receipt of the Severance Payment have been met as set forth above, the Company shall pay Employee the benefits described in Sections (b)(i) and (b)(ii) no later than 60 days after the Termination Date.

(e)           Form of Payment.  The payments specified in Sections 3(b)(i), 3(b)(ii), and 3(b)(iii) shall be paid in a lump sum, less withholding for applicable taxes.  The payment specified in Section 3(a)(iv) shall be made on behalf of Employee by the Company.

4.             Section 409A.  To the extent applicable, it is intended that portions of this Agreement either comply with or be exempt from the provisions of Section 409A of the Code (as defined above).  Any provision of this Agreement that would cause this Agreement to fail to comply with or be exempt from Code Section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and Employee hereby agrees not to withhold consent unreasonably to any amendment requested by the Company for the purpose of either complying with or being exempt from Code Section 409A.

5.             Not a Contract of Employment.  This Agreement is not a contract of employment and does not guarantee Employee employment for any specified period of time.

6.             Confidentiality.   Employee agrees that this Agreement and all discussions and negotiations concerning this Agreement and its terms shall be confidential and shall not be disclosed to anyone other than Employee’s spouse and financial advisor and only after Employee has received assurances from such person(s) to abide by the terms of this Section 6.   Employee acknowledges that the Company may have an obligation to file or disclose this Agreement to governmental agencies.

7.             Assignment.  No interest of Employee under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against Employee, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings with respect to Employee.

8.             Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.             Choice of Law; Venue.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.  Any dispute arising under or relating to this Agreement shall be resolved exclusively in Dallas County, Texas.

10.          Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to any severance payments and supersedes all previous agreements with respect to this matter or for payment of any severance, retention bonus, or employment related bonus after the Effective Date.  No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both of the parties hereto.  No person has any authority to make any representation or promise not set forth in this Agreement.  This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

11.          Validity.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.          Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the Effective Date:

SOUTHCROSS ENERGY GP, LLC		EMPLOYEE:

By:	/s/ David W. Biegler	By:	/s/ J. Michael Anderson

Printed Name: David W. Biegler		Printed Name: J. Michael Anderson

Title: Chief Executive Officer